                                                                   EXHIBIT 10.41



                              EMPLOYMENT AGREEMENT

        This Employment Agreement ("Agreement") is entered into this 21st day of July, 2000 by and between eSat, Inc., a Nevada corporation ("eSat"), and Bruce Elbert ("Executive"), to be effective as of July 21, 2000 (the "Effective Date"), and is based in part on the existence of the following facts:

                                    RECITALS

        A. eSat has been formed to, among other things, provide technology to Internet businesses and satellite communications systems (the "Business"); and

        B. The Executive has certain expertise in technology and management issues concerning entities such as eSat; and

        C. eSat desires to employ Executive in the capacity of Executive Vice President, eSat, and President, eSat Asia, and Executive desires to accept employment with eSat pursuant to the provisions of this Agreement.

                               TERMS OF EMPLOYMENT

        In consideration of the mutual promises, covenants, terms and conditions set forth below, eSat and the Executive agree as follows:

        1. Employment. eSat hereby employs Executive as Executive Vice President, eSat, and President, eSat Asia, for and during the term hereof subject to the reasonable discretion of eSat's Board of Directors and Executive hereby accepts such employment.

        2. Duties of Executive. The Executive shall have the duties, responsibilities and authorities set forth in the position description, attached hereto as Exhibit "A," and as may be reasonably assigned to the Executive from time to time by the Chief Executive Officer or the Board of Directors. The Executive agrees to devote the Executive's full time, best efforts, abilities, knowledge and experience to the faithful performance of the duties, responsibilities and authorities which reasonably may be assigned to the Executive and which are consistent with the Executive's position.

        3. Term. This Agreement shall be effective as of the Effective Date and shall continue in force and effect for a period of 36 months thereafter (the "Term") unless terminated as provided in Section 6 hereof. At the end of the Term, this Agreement will automatically renew for successive one year terms (each a "Renewal Term"), unless either party provides written notice no less than 120 days prior to the end of any subsequent Renewal Term of such party's intention not to renew the Agreement.

        4. Compensation. eSat shall pay the Executive, as full compensation for services rendered by the Executive under this Agreement, as follows:

        (a) Base Salary. eSat initially shall pay the Executive a base salary (the "Base Salary") at the rate of $175,000 per year. Such Base Salary for each year shall be paid by eSat to the Executive in equal semi-monthly installments. The Executive's salary shall be reviewed for increase by the Board of Directors no less than annually thereafter.

        (b) Bonus Compensation. Each year during the Term (and any subsequent Renewal Term), Executive shall be eligible to earn an annual bonus ("Bonus Compensation") of up to 100% of Executive's Base Salary based upon Executive's performance and contribution to eSat's corporate mission, goals and objectives, particularly in the Asian marketplace, as determined by and at the discretion of eSat's Board of Directors. Such Bonus Compensation, if any, shall be determined by eSat and paid to the Executive within 30 days after completion of eSat's annual audited financial statements.

        5. Employment Benefits. In addition to the compensation payable to the Executive hereunder, the Executive shall be entitled to the following benefits commencing on the Effective Date:

        (a) Employment Benefits. As an employee of eSat, the Executive shall be eligible to participate in and receive such fringe benefits as may be in effect from time to time for regular, full-time employees in similar positions with eSat, including, company retirement plans, deferred compensation plans, stock option programs, and dental care and vision care but excluding other medical/health coverage for the Executive and his spouse.

        (b) Vacation Time. The Executive shall be entitled to ten paid vacation business days during the first 12 months of the Term. The Executive shall be entitled to 20 paid vacation business days during each subsequent 12 months for the remainder of the Term. Such vacation may not be cumulated from year to year.

        (c) Sick Time. Executive will receive five paid sick days per year, which will be available to Executive for actual days off for illness. Unused sick days will not accrue from year to year.

        (d) Business Expenses. The Executive shall be entitled to reimbursement by eSat for travel and entertainment expenses solely related to the Business in accordance with eSat policies, including, but not limited to, "business class" airline accommodations for flights of more than 3 hours in length;



                                       2.
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               provided, however, that such accommodations are available and
               eSat may apply for the upgrade.

        (e) Stock Options.

               (1) Grant of Options. Executive shall receive 300,000 restricted shares of eSat common stock options (the "Options") with an exercise price of the greater of $4.00 per share or the stock price at the time the Options are exercised (the "Exercise Price"). All Options shall be either qualified incentive stock options or non-qualified stock options, as defined by and available pursuant to the terms and conditions of the eSat executive stock option plan in effect at the time the Options are issued at the option of the Executive. All Options issued hereunder shall be Unvested Options and will become Vested Options only as provided in Section 5(e)(2) hereof. For purposes hereof, "Vested Options" shall mean those Options that vest pursuant to the terms of this Agreement. All other Options shall be denoted "Unvested Options."

               (2) Vesting. The Unvested Options shall vest 100,000 per each year covered by this Agreement, commencing on the Effective Date, and each one year anniversary of the Effective Date thereafter, subject to Section 5(e)(3) below.

               (3)    Accelerated Vesting.

                                            (a) Termination Without Cause. If
                             Executive is terminated without cause, all Unvested Options shall immediately vest. If Executive is terminated for cause (as defined in Section 6(c) below), all Unvested Options shall be forfeited.

                                            (b) Change in Control. All Unvested
                             Options shall immediately vest upon the occurrence of a change in control as defined in Section 7(a) hereof.

                                            (c) Dissolution Event. All Unvested
                             Options shall immediately vest upon the occurrence of a Dissolution Event as defined in Section 7(b) hereof.

               (4) Exercise of Options. eSat shall loan Executive money sufficient to exercise each Vested Option in exchange for payment obligations evidenced by promissory notes (each a "Note" and collectively, the "Notes") each in the initial principal amount equal to the Exercise



                                       3.
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                      Price for 100,000 shares of eSat common stock. The Notes
                      shall bear interest at a rate of 7% and shall be secured by the shares of eSat common stock then being exercised (the "Exercised Shares"). Executive will sign each Note upon exercising each Vested Option. Each Note will be due and payable upon the sale of the Exercised Shares (the "Date of Payment"). If, at the Date of Payment of a Note, the sale price of the Exercised Shares is less than the Exercise Price, a "Shortfall" shall be deemed to exist. For purposes herein, the "Shortfall Amount" shall mean the difference between the sale price and the Exercise Price multiplied by the number of Exercised Shares. Upon the occurrence of a Shortfall, the Note shall be reduced by the Shortfall Amount. The Executive will be under no obligation to pay the Shortfall Amount in the event the first proceeds are insufficient to cover the original payment obligation under a Note.

               (5) Registration Rights. Executive shall have piggyback registration rights, the grant and terms of which are subject to approval of the eSat Board of Directors.

        (f) Stock Appreciation Rights. eSat anticipates acquiring shares in a to-be formed joint venture in Asia (the "eSat Asia JV"). In the event that such shares are acquired by eSat, Executive shall receive 100% of the appreciation on 10% of such shares. For purposes hereof, the appreciation shall be equal to any increase in value of the shares less the initial value of the shares when they were acquired by eSat. The Board shall set the initial value and the increased value of the shares in good faith based on a reasonable allocation of all costs incurred in connection with the eSat Asia JV. Executive shall receive such appreciation from eSat upon (i) termination of this Agreement, (ii) the end of the Term as defined in Section 3 hereof, or (iii) transfer of eSat's interest in the eSat Asia JV to another party or parties, whichever occurs first. Should the eSat Asia JV fail to be formed, nothing herein shall be construed as giving Executive any Stock Appreciation Rights (or similar rights) in eSat or any of its affiliates.

        6. Termination. This Agreement and the Executive's employment hereunder may be terminated without any breach of this Agreement at any time only by reason of and in accordance with the following provisions:

        (a)     Death. The Executive's death.

        (b) Total Disability. The Executive shall be prevented from performing the Executive's duties hereunder by reason of becoming totally disabled as hereinafter defined. For purposes of this Agreement, the Executive shall be deemed to have become totally disabled when (i) the Executive either receives "total disability benefits" under (a) Social Security, or (b) eSat's




                                       4.
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                disability plan, if any (whether funded with insurance or
                self-funded by eSat), or (ii) the Board of Directors of eSat, upon the written report of a qualified physician designated by the Board of Directors of eSat or its insurers, shall have determined that the Executive has become physically and/or mentally incapable of performing the Executive's duties under this Agreement on a permanent basis. The foregoing notwithstanding, if Executive suffers an illness or injury which prevents executive from attending to Executive's duties hereunder for a period of six consecutive months during any 12 month period during the Term, or any subsequent Renewal Term, Executive will be considered "totally disabled".

        (c) Termination by eSat for Cause. eSat may discharge the Executive for cause and terminate this Agreement immediately upon written notice to the Executive. For purposes of this Agreement, a "discharge for cause" shall mean termination of the Executive for one or more of the following reasons:

                (1) Mismanagement or neglect of the Executive's duties as determined by eSat's Board of Directors after notice to the Executive of the particular details thereof and a period of thirty (30) days thereafter within which to cure each such act or acts of mismanagement or neglect, and the failure of the Executive to cure such act or acts within such 30-day periods;

                (2) Conviction of the Executive by a court of competent jurisdiction of a felony or a crime involving moral turpitude; or

                (3) The Executive's failure to comply with any material provision of this Agreement that has not been cured within 10 days after notice of such noncompliance has been given by eSat to the Executive.

        (d) Termination with Notice. Either party may terminate this Agreement, for a reason other than as set forth herein or without reason at any time upon 90 days written notice to the other party.

        (e) Termination by the Executive for Cause. The Executive may terminate this Agreement at any time for Cause. For purposes of this Agreement, the term "Cause" shall mean, without the Executive's express written consent, the occurrence of any of the following circumstances:

               (1) The assignment to the Executive of duties that are materially inconsistent with the Executive's position with eSat immediately prior to such change or a material adverse alteration or diminution in the nature or status of the Executive's authority, duties or responsibilities from those in effect immediately prior thereto; or



                                       5.
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               (2)    Any failure by eSat to comply with any material provision
                      of this Agreement (including the failure by eSat to materially comply with any of the provisions of Sections 4 or 5) that has not been cured within 30 days after notice of such noncompliance has been given by the Executive to eSat.

        7. Change of Control/Dissolution Event.

        (a) In the event eSat merges into, combines or consolidates with, is acquired by, sells its assets to, or engages in any other transaction or series of related transactions with one or more third parties (the "Acquirer") through which, directly or indirectly, the Acquirer and its Affiliates (as defined in the Rules promulgated under the Securities Act of 1933, as amended) obtain beneficial ownership of more than 50% of eSat's outstanding voting equity securities (including pre-transaction shares or interests owned by the Acquirer and its Affiliates), a Change in Control shall have occurred. In the event this Agreement is terminated without cause following a Change in Control, Executive will receive the compensation set forth in
                Section 8(b).

        (b) In the event eSat winds up, distributes assets or enters into any transaction or series of related transactions through which, directly or indirectly, eSat will dissolve, a Dissolution Event shall have occurred. In the event this Agreement is terminated without cause upon the occurrence of a Dissolution Event, Executive will receive the compensation set forth in Section 8(b).

        8. Compensation on Termination.

        (a) In the event this Agreement is terminated pursuant to Section 6, sub-sections (a), (b) or (c), the Executive shall be entitled only to that compensation which is accrued through the effective date of termination. Such compensation includes Base Salary, reimbursement for any business expenses incurred prior to termination, accrued vacation and accrued earned bonus, if any.

        (b) In the event this Agreement is terminated pursuant to Section 6, sub-sections (d) or (e) or Section 7 (in the event the Executive's employment is not continued by the successor entity) the Executive shall be entitled to all compensation and benefits for a 180-day period following such termination ("Severance Pay"). Severance Pay shall be paid by eSat immediately upon termination.

        9. Confidentiality, Intellectual Property And Non-Competition.



                                       6.
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        (a)     As used herein "Confidential Information" shall mean all
                information concerning eSat and its subsidiaries, and their business of providing various forms of technology to internet and communications companies (collectively the "eSat Business") which information is not generally available to the public and is valuable to the eSat Business, as the eSat Business may evolve in the future, including, but not limited to, customer lists, customer information, business relationships, trade secrets, technical know-how, processes, methods, techniques, procedures, expertise, software programs, data bases, documentation, financial data, personnel information, marketing strategies and programs, and pricing information, and all other data and information treated by eSat and its subsidiaries, as Confidential Information. Confidential Information shall not include any information or data which (1) is available to the public, (2) becomes public information or widely known through no fault of Executive, (3) was obtained by Executive prior to entering into that certain Confidentiality and Non-Disclosure Agreement by and between Executive and eSat.

        (b) Executive acknowledges that during the course of Executive's employment with eSat, Executive will have learned or developed in trust and confidence Confidential Information owned by eSat or its subsidiaries. At all times during Executive's employment with eSat and after the termination thereof, Executive shall maintain the Confidential Information in strict confidence and shall not divulge the Confidential Information to any person, corporation or other entity, or use in any manner, or knowingly allow another to have access to the Confidential Information.

        (c) Executive agrees that, except as required in the performance of Executive's duties, Executive will not, at any time during Executive's employment or any time after the termination of Executive's employment, use, publish, or otherwise disclose in any way to any person, firm or corporation any Confidential Information of eSat or its subsidiaries, or of any other party to which eSat or its subsidiaries, owes an obligation of confidence, and which has not become a part of the public domain through no fault of Executive.

        (d) All notes, reports, studies, data, computer printouts, financial information, business plans, analysis, or other documents created by or given to Executive during employment concerning or related to the eSat Business in all media forms, and whether or not containing or relating to Confidential Information, are the property of eSat and will be promptly delivered to eSat upon the termination of Executive's employment.

        (e) Executive agrees that, at all times during Executive's employment with eSat and for a period of two years thereafter, Executive shall not hire any



                                       7.

                employee of eSat or its subsidiaries or to induce any employee of eSat or its subsidiaries to terminate his or her employment with eSat or its subsidiaries.

        (f) Executive recognizes and affirms that in the event of breach by Executive of any of the provisions of this Section 9, money damages would be inadequate and eSat would have no adequate remedy at law. Accordingly, Executive agrees that eSat shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Executive's obligations under this Section 9 not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief to enforce or prevent any violations, whether anticipatory, continuing or future, of the provisions of this Section 9.

        (g) If any of the provisions of this Section 9 are determined by arbitration or adjudicated to be excessively broad as to: (1) geographic area, (2) the nature of the business activity involved, (3) duration in time, or (4) any other attribute, the parties authorize the court construing the same to modify the excessively broad provisions to such limited extent as is reasonable, given the original express of intent of the parties, and to enforce the restriction as modified or to eliminate the restriction if it cannot be reasonably modified. Any provisions of this Agreement not so modified or eliminated shall remain in full force and effect.

        (h) Executive agrees that, except as otherwise required by law and excluding proceedings under Section 10 hereof in which eSat and the Executive are adverse to one another, Executive will not at any time without the prior consent of eSat discuss or otherwise divulge to any person or entity other than Executive's legal counsel any opinion, information, evidence or testimony which Executive is to offer in any litigation, arbitration, or other adversarial proceeding in which eSat, its interests or the interests of its subsidiaries or shareholders are directly or indirectly involved. If Executive is contacted by or approached by any person or entity to discuss or disclose any such matters, Executive will immediately report the occurrence to eSat. If Executive is served with legal process of any kind which requires Executive to disclose any such matters, Executive will immediately report such service to eSat, provide eSat with copies of the process, and decline to respond to the process until: (1) the last date permitted for response to the process, or (2) eSat's counsel shall have determined how to proceed in eSat's best interest, whichever event shall first occur. The covenants given by Executive under this Section 9 will survive the termination of Executive's employment.



                                       8.

        10. Arbitration of Disputes.

        (a) Arbitration. All Arbitration Claims (defined below) between the parties shall be resolved by submission to final and binding arbitration under the rules of the American Arbitration Association ("AAA"). The parties may agree on a retired judge from the AAA panel. If they are unable to agree, AAA will provide a list of three available judges and each party shall strike one. The remaining judge shall serve as the arbitrator for purposes of resolving such dispute. The parties agree that arbitration must be initiated within 60 days after a party delivers a notice of intention to arbitrate pursuant this
                Section 10.

        (b) Initiation of Arbitration; Submission Agreement. Any party to this Agreement may initiate arbitration of a dispute subject to this Paragraph, by sending written notice of an intention to arbitrate by registered or certified mail to all other parties and to AAA. The notice shall contain a description of the Arbitration Claim(s) asserted by the party, the amount involved and the remedy sought. In the event a demand for arbitration is made by any party to this Agreement, the parties agree to execute a Submission Agreement provided by AAA, in a form customarily used by AAA, setting forth (i) the rights of the parties if the matter is arbitrated and (ii) the rules and procedures to be followed at the arbitration hearing. Notwithstanding anything to the contrary contained in this Agreement, each party shall bear its own legal, consulting and expert witness fees in connection with any arbitration proceeding under this Section 10.

        (c) One-Year To Initiate Arbitration Claim. The parties agree that arbitration must be initiated within one year after the occurrence of the events on which any Arbitration Claim is based, and a party's failure to initiate arbitration within such one-year period constitutes an absolute bar to the institution of any new proceedings.

        (d) "Arbitration Claim" Defined. For purposes of this Agreement, "Arbitration Claims" shall mean any contract, tort, statutory or other claim, demand, cause of action or dispute asserted by any party to this Agreement against any other party to this Agreement, arising out of or related to (i) this Agreement or any modification, amendment or supplement thereof, or (ii) the employment relationship between the parties.

        (e) Intent of the Parties - Adequate Consideration. By this provision, it is the intent of the parties to establish procedures to accomplish the informal and inexpensive resolution of any Arbitration Claim between the parties without resort to litigation. The parties agree that their mutual, binding promises to arbitrate any Arbitration Claim between them represent



                                       9.

                valuable and adequate consideration for the enforceability of this provision.

        (f) Attorneys Fees. The prevailing party in any such arbitration shall be entitled to recover all costs incurred and reasonable attorneys fees from the other party in addition to any other relief granted or awarded.

        NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED OR PROVIDED FOR IN THE "ARBITRATION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER CALIFORNIA LAW. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

        WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS "ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.




                ESAT'S INITIALS                            EXECUTIVE'S INITIALS



        11. General Provisions.

        (a) Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or via telecopier or on the date deposited in a receptacle maintained by the United States Postal Service (or the equivalent foreign postal service) for such purpose, postage prepaid, by certified mail, return receipt requested, addressed to the respective parties as follows:

        If to the Executive:        Bruce Elbert

                                    ----------------------------------------

                                    ----------------------------------------

                                    ----------------------------------------
                                    Fax:
                                        ------------------------------------



                                      10.

        If to eSat:                 eSat, Inc.
                                    10 Universal City Plaza, Suite 1125
                                    Universal City, California  91608
                                    Attention;  Michael C. Palmer
                                    Fax: (818) 464-2799

        Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

        (b) Severability. If any provision contained in this Agreement is determined by a court of competent jurisdiction to be void, illegal or, subject to Section 9(g) hereof, unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein.

        (c) Waiver, Modification, and Integration. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party. This instrument contains the entire agreement of the parties concerning employment and supersedes all prior and contemporaneous representations, understandings and agreements, either oral or in writing, between the parties hereto with respect to the employment of the Executive by eSat and all such prior or contemporaneous representations, understandings and agreements, both oral and written, are hereby terminated. This Agreement may not be modified, altered or amended except by written agreement of all the parties hereto.

        (d) Binding Effect. This Agreement shall be binding and effective upon eSat and its successors and permitted assigns, and upon the Executive and the Executive's heirs and representatives; provided, however, that eSat shall not assign this Agreement without the written consent of the Executive.

        (e) Governing Law. The parties intend that the laws of the State of California should govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

        (f) Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

        (g) Entire Agreement. This Agreement contains the entire understanding of



                                      11.

                the parties and supersedes any prior written or oral expressions of the subject matter hereof.

        (h) Assignment. This Agreement is not assignable by either party and neither party may delegate its duties hereunder without securing the prior written consent of the other party; provided, however, that eSat may assign this Agreement to a successor entity in the course of any transaction or series of related transactions in which eSat sells or disposes of its assets or is not a surviving entity and a Change in Control occurs, if and only if, the successor entity upon consummation of the Change in Control transactions assumes eSat's obligations hereunder in writing.

        The parties have executed this Agreement as of the Effective Date.



                                            ESAT, INC.



                                            By:
                                               ---------------------------------
                                            Name:  Michael C. Palmer
                                            Title: President and CEO



                                            ------------------------------------
                                            BRUCE ELBERT



                                      12.

                                    EXHIBIT A

                              Position Description

Executive shall have the title of Executive Vice President, eSat, and President, eSat Asia, and shall be a member on eSat's executive management team. Executive shall be primarily responsible for overseeing the activities of eSat in Asia. Executive shall also perform such duties as are directed by the Chief Executive Officer or the Board of Directors of eSat, including, but not limited to:

        (1)     Establishing an eSat Asia business model and partnership;

        (2) Contributing to the establishment of a similar business model and partnership in Europe in cooperation with the Senior Vice President, eSat Europe, with an emphasis on a major satellite operator and/or telecommunications company;

        (3) Contributing to the establishment of eSat service to Latin America; and

        (4) Contributing to the establishment of a strategic relationship at the eSat corporate level that supersedes (1) - (3) above.



                                      13.